Exhibit 99.1

Hayes Lemmerz International, Inc. Files Proposed Plan of Reorganization and Disclosure Statement

NORTHVILLE, Mich., July 3, 2009 /PRNewswire via COMTEX News Network/ -- Hayes Lemmerz International, Inc. ("Hayes" or the "Company") announced today that it has filed a proposed plan of reorganization (the "Plan") and disclosure statement with the United States Bankruptcy Court for the District of Delaware (the "Court"). If confirmed by the Court, the Plan provides that the Company's debtor-in-possession ("DIP") lenders and prepetition secured lenders would own substantially all of the common stock of the reorganized Company and all of its global manufacturing locations, upon its emergence from Chapter 11.

The Plan and the disclosure statement have to be approved by the Court. Before the Company can solicit acceptances and seek approval of the Plan, the Court must approve the adequacy of the disclosure statement. A hearing to consider approval of the disclosure statement is scheduled for July 30th.

As previously announced, the material terms of the Plan were prearranged with the DIP lenders and prepetition secured lenders prior to the commencement of the Company's reorganization cases. Accordingly, the Company has the overwhelming support of its senior secured lenders regarding the targeted reorganization contemplated by the Plan.

The Company confirms that it is on track within the targeted restructuring process and foresees that the final Plan could be submitted for Court consideration as early as September.

As announced on May 11, 2009, the Company, certain of its U.S. subsidiaries and one (non-operating) international subsidiary filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware. More information on the Company's restructuring is available on the "Restructuring Information" page on the Company's website (www.hayes-lemmerz.com), or through the Company's Restructuring Information Hotline, 888.753.5296 (for calls in the USA) or +1.734.737.5086 (for calls outside the USA).

About Hayes Lemmerz International, Inc.

Originally founded in 1908, Hayes Lemmerz International, Inc. is a leading worldwide producer of aluminum and steel wheels for passenger cars and light trucks and of steel wheels for commercial trucks and trailers. The Company is also a supplier of automotive powertrain components. The Company has global operations with 23 facilities, including business, sales offices and manufacturing facilities, located in 12 countries around the world. The Company sells products to every major North American, Asian and European manufacturer of passenger cars and light trucks and to commercial highway vehicle customers throughout the world.